Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333- 290665-01

This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933.  This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these Securities in any country or jurisdiction where such an offer would not be permitted.

Preliminary Pricing Supplement

Subject To Completion, dated February 19, 2026

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement No. WF-1 dated December 8, 2025)

BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

■Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF (each referred to as an “Underlying”)

■Unlike ordinary debt securities, the Securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the Securities are automatically called for a fixed call premium or, if not automatically called, the Maturity Payment Amount, will depend, in each case, on the closing value of the Lowest Performing Underlying on the applicable Call Date.  The Lowest Performing Underlying on any Call Date is the Underlying that has the lowest closing value on that Call Date as a percentage of its Starting Value

■Automatic Call.  If the closing value of the Lowest Performing Underlying on any Call Date is greater than or equal to its Starting Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date. The Call Premium applicable to each Call Date will be a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of at least approximately 10.40% per annum (to be determined on the Pricing Date)

Call Date

Call Premium*

March 3, 2027

At least 10.40% of the principal amount

March 3, 2028

At least 20.80% of the principal amount

February 26, 2029 (the “Final Calculation Day”)

At least 31.20% of the principal amount

* The actual Call Premium applicable to each Call Date will be determined on the Pricing Date

■Maturity Payment Amount. If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security depending on the closing value of the Lowest Performing Underlying on the Final Calculation Day, as follows:

●If the closing value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value, but not by more than the Buffer Amount of 10.00%, you will receive the principal amount of your Securities

●If the closing value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value by more than the Buffer Amount, you will receive less than the principal amount and have 1-to-1 downside exposure to the decrease in the value of the Lowest Performing Underlying in excess of the Buffer Amount

■   Investors may lose up to 90.00% of the principal amount

■Your return on the Securities will depend solely on the performance of the Underlying that is the Lowest Performing Underlying on each Call Date.  You will not benefit in any way from the performance of the better performing Underlying.  Therefore, you will be adversely affected if any Underlying performs poorly, even if the other Underlying performs favorably

■Any positive return on the Securities will be limited to the applicable Call Premium, even if the closing value of the Lowest Performing Underlying on the applicable Call Date significantly exceeds its Starting Value. You will not participate in any appreciation of any Underlying beyond the applicable fixed Call Premium

■■   All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the   Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities

■Securities will not be listed on any securities exchange

     ■    No periodic interest payments or dividends

The initial estimated value of the Securities as of the Pricing Date is expected to be between $904.25 and $964.25 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement and “Structuring the Securities” on page PS-30 of this pricing supplement for additional information.
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 herein and “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$25.75	$974.25
Total

(1) Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Terms of the Securities—Selling Agents” in this pricing supplement for further information.

(2) In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or one of its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Terms of the Securities
Issuer:	BofA Finance LLC.
Guarantor:	BAC.
Underlyings:

The S&P Midcap 400® Index (Bloomberg symbol: “MID”), a price return index and the iShares® Russell 2000® Value ETF (Bloomberg symbol: “IWN”), an exchange-traded fund (the “Underlyings”). The S&P Midcap 400® Index is sometimes referred to herein as the "Index." The iShares® Russell 2000® Value ETF is sometimes referred to herein as the "Fund.”

Pricing Date*:	February 26, 2026.
Issue Date*:	March 3, 2026.
Maturity Date*:

March 1, 2029, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”. The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Automatic Call:

If the closing value of the Lowest Performing Underlying on any Call Date is greater than or equal to its Starting Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount per Security plus the Call Premium applicable to the relevant Call Date. The last Call Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Maturity Date.

Any positive return on the Securities will be limited to the applicable Call Premium, even if the closing value of the Lowest Performing Underlying on the applicable Call Date significantly exceeds its Starting Value. You will not participate in any appreciation of any Underlying beyond the applicable Call Premium.

If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date.  You will not receive any notice from us if the Securities are automatically called.

Call Dates* and Call Premiums:

The Call Premium applicable to each Call Date will be a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of at least approximately 10.40% per annum (to be determined on the Pricing Date).

The actual Call Premium and payment per Security upon an automatic call that is applicable to each Call Date will be determined on the Pricing Date and will be at least the amounts specified in the table below.

Call Date

Call Premium

Payment per Security upon an Automatic Call

March 3, 2027

At least 10.40% of the principal amount

At least $1,104.00

March 3, 2028

At least 20.80% of the principal amount

At least $1,208.00

February 26, 2029

At least 31.20% of the principal amount

At least $1,312.000

We refer to February 26, 2029 as the “Final Calculation Day.”

The Call Dates are subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Call Settlement Date:

Three business days after the applicable Call Date (as each such Call Date may be postponed as described below in “—Market Disruption Events and Postponement Provisions”, if applicable); provided that the Call Settlement Date for the last Call Date is the Maturity Date.

Maturity Payment Amount:

If the Securities are not automatically called, then on the Maturity Date, you will be entitled to receive a cash payment per Security in U.S. dollars equal to the Maturity Payment Amount. The “Maturity Payment Amount” per Security will be calculated as follows:

●if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value but greater than or equal to its Threshold Value: $1,000; or

●if the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value:

$1,000 × (Performance Factor of the Lowest Performing Underlying on the Final Calculation Day + Buffer Amount)

If the Securities are not automatically called and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, you will have 1-to-1 downside exposure to the decrease in the value of the Lowest Performing Underlying on the Final Calculation Day in excess of the Buffer Amount and will lose some, and possibly up to 90.00%, of the principal amount of your Securities at maturity.

Lowest Performing Underlying:	For any Call Date, the “Lowest Performing Underlying” will be the Underlying with the lowest Performance Factor on that Call Date.
Performance Factor:	With respect to an Underlying on any Call Date, its closing value on such Call Date divided by its Starting Value (expressed as a percentage).
Closing Value:	With respect to the Index on any Trading Day, its Closing Level on that Trading Day; and with respect to the Fund on any Trading Day, its Fund Closing Price on that Trading Day.
Closing Level:

With respect to the Index, Closing Level has the meaning set forth under “General Terms of the Securities — Certain Terms for Securities Linked to an Index — Certain Definitions” in the accompanying product supplement.

Fund Closing Price:

With respect to the Fund, the Fund Closing Price, the Closing Price and the Adjustment Factor have the meanings set forth under “General Terms of the Securities — Certain Terms for Securities Linked to a Fund — Certain Definitions” in the accompanying product supplement.

Starting Value:	With respect to the S&P Midcap 400® Index: , its closing value on the Pricing Date. With respect to the iShares® Russell 2000® Value ETF: $ , its closing value on the Pricing Date.
Ending Value:	With respect to each Underlying, its closing value on the Final Calculation Day.
Threshold Value:	With respect to the S&P Midcap 400® Index: , which is equal to 90.00% of its Starting Value. With respect to the iShares® Russell 2000® Value ETF: $ , which is equal to 90.00% of its Starting Value.
Buffer Amount:	10%.
Market Disruption Events and Postponement Provisions:

Each Call Date (including the Final Calculation Day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the Maturity Date will be postponed if the Final Calculation Day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the Call Dates and the Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Call Date (including the Final Calculation Day) is a “calculation day” and each Call Settlement Date (including the Maturity Date) is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” and “—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agents:

BofAS and Wells Fargo Securities, LLC (“WFS”)

Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $25.75 per Security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $20.00 per Security. In addition to the concession allowed to WFA, WFS may pay up to $0.75 per Security to WFA as a distribution expense fee for each Security sold by WFA.

In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this three-month period.  If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.

Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Securities occurs and is continuing, the amount payable to a holder of the Securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Terms of the Securities—Maturity Payment Amount” above, calculated as though the date of acceleration were the Final Calculation Day of the Securities; provided that if the closing value of the Lowest Performing Underlying on the date of acceleration is equal to or greater than its Starting Value, then the Maturity Payment Amount will be calculated using a call premium that is prorated to the date of acceleration. In case of a default in the payment of the Securities, whether at their maturity or upon acceleration, the Securities will not bear a default interest rate.

Material Tax Consequences:	For a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:	09711KL79
* Subject to change

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Additional Information about BofA Finance, the Guarantor and the Securities

The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:

•Product Supplement No. WF-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311329/d51848d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Investor Considerations

The Securities are not appropriate for all investors. The Securities may be an appropriate investment for investors who:

¡believe that the closing value of the Lowest Performing Underlying will be greater than or equal to its Starting Value on one of the Call Dates;

¡seek the potential for a fixed return if the Lowest Performing Underlying has appreciated at all as of any of the Call Dates in lieu of full participation in any potential appreciation of the Lowest Performing Underlying;

¡are willing to accept the risk that, if the closing value of the Lowest Performing Underlying is less than its Starting Value on each Call Date, they will not receive any positive return on their investment in the Securities;

¡are willing to accept the risk that, if the Securities are not automatically called and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value by more than the Buffer Amount, they will receive less, and possibly 90.00% less, than the principal amount of their Securities at maturity;

¡understand that the term of the Securities may be as short as approximately one year and that they will not receive a higher Call Premium payable with respect to a later Call Date if the Securities are called on an earlier Call Date;

¡understand that the return on the Securities will depend solely on the performance of the Underlying that is the Lowest Performing Underlying on each Call Date (including the Final Calculation Day) and that they will not benefit in any way from the performance of the better performing Underlying;

¡understand that the Securities are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of each Underlying;

¡understand and are willing to accept the full downside risks of each Underlying;

¡are willing to forgo interest payments on the Securities and dividends on shares of the Fund and on the securities held by or included in the Underlyings; and

¡are willing to hold the Securities until maturity.

The Securities may not be an appropriate investment for investors who:

¡seek a liquid investment or are unable or unwilling to hold the Securities to maturity;

¡require full payment of the principal amount of the Securities at maturity;

¡  believe that the closing value of the Lowest Performing Underlying will be less than its Starting Value on each Call Date;

¡  seek a security with a fixed term;

¡are unwilling to accept the risk that, if the closing value of the Lowest Performing Underlying is less than its Starting Value on each Call Date, they will not receive any positive return on their investment in the Securities;

¡are unwilling to accept the risk that the closing value of the Lowest Performing Underlying on the Final Calculation Day may decrease by more than the Buffer Amount from its Starting Value to its Ending Value;

¡are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the public offering price and that may be as low as the lower estimated value set forth on the cover page;

¡  seek current income;

¡seek exposure to the upside performance of any or each Underlying beyond the applicable Call Premiums;

¡seek exposure to a basket composed of each Underlying or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Lowest Performing Underlying;

¡are unwilling to accept the risk of exposure to the Underlyings;

¡are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Underlyings generally, or to obtain exposure to the Underlyings that the Securities provide specifically; or

¡prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully “Selected Risk Considerations” herein and “Risk Factors” in each of the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the Securities. For more information about the Underlyings, please see the sections titled “The S&P Midcap 400® Index” and “The iShares® Russell 2000® Value ETF” below.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Determining Timing and Amount of Payment on the Securities

The timing and amount of the payment you will receive will be determined as follows:

Is the closing value of the Lowest Performing Underlying greater than or equal to its Starting Value on a Call Date prior to the Final Calculation Day?
Yes
The Securities will be automatically called and you will receive an amount equal to the principal amount plus the applicable Call Premium per Security on the related Call Settlement Date
No
Is the closing value of the Lowest Performing Underlying greater than or equal to its Starting Value on the last Call Date (i.e., the Final Calculation Day)?
Yes
The Securities will be automatically called and you will receive an amount equal to the principal amount plus the applicable Call Premium per Security on the Maturity Date
No
Is the Ending Value of the Lowest Performing Underlying equal to or greater than its Threshold Value?
Yes
You will receive the principal amount of $1,000 per Security on the Maturity Date
No
On the Maturity Date, you will receive per Security:
$1,000 × (Performance Factor of the Lowest Performing Underlying on the Final Calculation Day + Buffer Amount)
In this case, you will lose some, and possibly up to 90%, of the principal amount per Security.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Selected Risk Considerations

The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.

Structure-related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Securities are not automatically called and the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value, at maturity, you will lose 1% of the principal amount for each 1% that the Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value. In that case, you will lose some or a significant portion of your investment in the Securities.

Any positive investment return on the Securities is limited. You will not participate in any increase in the values of the Underlyings. Any positive investment return is limited to the applicable Call Premium, if any, regardless of the extent to which the closing value of the Lowest Performing Underlying on any Call Date exceeds its Starting Value. In contrast, a direct investment in the Fund or the securities held by or included in one or more of the Underlyings would allow you to receive the benefit of any appreciation in their values. Thus, any return on the Securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them. The return on the Securities may be less than a comparable investment directly in the Fund or in the securities included in or held by the Underlyings. There is no guarantee that the Securities will be called for more than the principal amount, and it is possible you will not receive any positive return on the Securities.

The Securities do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Securities, regardless of the extent to which the closing value of the Lowest Performing Underlying exceeds its Starting Value or Threshold Value on any Call Date.

Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose a significant portion of your principal amount even if the closing value of one Underlying is always greater than or equal to its Threshold Value or Starting Value, as applicable. Your Securities are linked to the lowest performing of the Underlyings, and a change in the value of one Underlying may not correlate with changes in the values of the other Underlying.  The Securities are not linked to a basket composed of the Underlyings, where the depreciation in the value of one Underlying could be offset to some extent by the appreciation in the value of the other Underlying.  In the case of the Securities, the individual performance of each Underlying would not be combined, and the depreciation in the value of one Underlying would not be offset by any appreciation in the values of the other Underlying.  Even if the closing value of an Underlying is at or above its Starting Value on a Call Date, you will not receive the Call Premium with respect to that Call Date if the closing value of another Underlying is below its Starting Value on that day. In addition, even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose a portion of your principal if the Ending Value of the Lowest Performing Underlying is below its Threshold Value.

The Call Premium or Maturity Payment Amount, as applicable, will not reflect the values of the Underlyings other than on the Call Dates. The values of the Underlyings during the term of the Securities other than on the Call Dates will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Securities, as the performance of the Underlyings may influence the market value of the Securities. The calculation agent will determine whether the Securities will be automatically called, and will calculate the Call Premium or the Maturity Payment Amount, as applicable, by comparing only the Starting Value or Threshold Value, as applicable, to the closing value for each Underlying on the applicable Call Date. No other values of the Underlyings will be taken into account. As a result, if the Securities are not automatically called, and the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the value of each Underlying was above its Threshold Value immediately prior to the Final Calculation Day.

The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities. The Securities are subject to a potential automatic call. The Securities will be automatically called if, on any Call Date, the closing value of the Lowest Performing Underlying is greater than or equal to its Starting Value. If the Securities are automatically called, you will be entitled to receive the principal amount and the applicable Call Premium with respect to the applicable Call Date, and no further amounts will be payable with respect to the Securities. In this case, you will lose the opportunity to receive payment of any higher call premium that otherwise would be payable after the date of the automatic call. If the Securities are called, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Securities.

Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed. A Call Date (including the Final Calculation Day) with respect to an Underlying will be postponed if the applicable originally scheduled Call Date is not a trading day with respect to any Underlying or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Underlying on that Call Date. If such a postponement occurs with respect to a Call Date other than the Final Calculation Day, then the related Call Settlement Date will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the last Final Calculation Day as postponed.

Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities. The Securities are our unsecured senior debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the payment on an automatic call or the Maturity Payment Amount at maturity will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Securities on the applicable payment date, regardless of the closing value of the Lowest Performing Underlying as compared to its Starting Value or Threshold Value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the Pricing Date of the Securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Securities.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities.  However, because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.

We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.

Valuation- and Market-related Risks

The public offering price you pay for the Securities will exceed their initial estimated value. The range of initial estimated values of the Securities that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the Pricing Date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the values of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Securities" below. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.

The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: value of the Underlyings at such time; volatility of the Underlyings; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Conflict-related Risks

Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell shares of the Fund or the securities held by or included in any of the Underlyings, or futures or options contracts on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own securities represented by the Underlyings, except to the extent that BAC’s or Wells Fargo & Company’s (the parent company of WFS) common stock may be included in the Underlyings, as applicable, we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These transactions may present a conflict of interest between your interest in the Securities and the interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our  or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the values of the Underlyings in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Securities), may affect the values of the Underlyings. Consequently, the values of the Underlyings may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.

We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also expect to engage in hedging activities that could adversely affect the values of the Underlyings on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may adversely affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities, the Underlyings or the securities represented by the Underlyings and may hold or resell the Securities, the Underlyings or the securities represented by the Underlyings.  For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the values of the Underlyings, the market value of your Securities prior to maturity or the amounts payable on the Securities.

If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlyings, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.

●Changes that affect the Index may adversely affect the value of the Securities and any payments on the Securities.

●We cannot control actions by any of the unaffiliated companies whose securities are included the Index.

●We and our affiliates have no affiliation with the index sponsor and have not independently verified their public disclosure of information.

●Risks associated with the applicable fund underlying index, or underlying assets of the Fund, will affect the value of the Fund and hence the value of the Securities.

●Changes that affect the Fund or its fund underlying index may adversely affect the value of the Securities and any payments on the Securities.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

●We cannot control actions by any of the unaffiliated companies whose securities are included in the Fund or its fund underlying index.

●We and our affiliates have no affiliation with the fund sponsor or fund underlying index sponsor and have not independently verified their public disclosure of information.

●There are risks associated with funds.

The Securities are subject to risks associated with mid-size capitalization companies. The stocks comprising the MID are issued by companies with mid-sized market capitalization. The stock prices of mid-size companies may be more volatile than stock prices of large capitalization companies. Mid-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

The Securities are subject to risks associated with small-size capitalization companies. The equity securities held by the IWN are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic market trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

The anti-dilution adjustments will be limited. The calculation agent may adjust the Adjustment Factor of the IWN and other terms of the Securities to reflect certain actions by the IWN, as described in the section “General Terms of the Securities— Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the IWN and will have broad discretion to determine whether and to what extent an adjustment is required.

The performance of the IWN may not correlate with the performance of its fund underlying index as well as the net asset value per share of the IWN, especially during periods of market volatility.  The performance of the IWN and that of its fund underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the IWN may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its fund underlying index. This could be due to, for example, the IWN not holding all or substantially all of the underlying assets included in its fund underlying index and/or holding assets that are not included in its fund underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the IWN, differences in trading hours between the IWN and its fund underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares of the IWN are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the IWN may differ from its net asset value per share; shares of the IWN may trade at, above, or below its net asset value per share. During periods of market volatility, securities held by the IWN may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the IWN and the liquidity of the IWN may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares of the IWN. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the IWN. As a result, under these circumstances, the market value of shares of the IWN may vary substantially from the net asset value per share of the IWN.

Tax-related Risks

The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.  See “U.S. Federal Income Tax Summary” below and “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Hypothetical Examples and Returns

The payout profile, hypothetical returns and examples below illustrate hypothetical payments upon an automatic call or at maturity for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Starting Value or Threshold Value of any Underlying. The hypothetical Starting Value of 100.00 for each Underlying has been chosen for illustrative purposes only and does not represent the actual Starting Value of any Underlying. The actual Starting Values and Threshold Values for each Underlying will be determined on the Pricing Date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual closing values of the Underlyings, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the Securities for $1,000 per Security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the Securities.

Hypothetical Call Premiums:

10.40% for the first Call Date, 20.80% for the second Call Date and 31.20% for the third Call Date, (assuming that a Call Premium is equal to the lowest possible Call Premium that will be determined on the Pricing Date)

Hypothetical Starting Value:	For each Underlying, 100.00
Hypothetical Threshold Value:	For each Underlying, 90.00 (90% of its hypothetical Starting Value)

Hypothetical Payout Profile

Hypothetical Payment at Maturity
Index
First Call Date
Second Call Date
Third Call Date
Third Call Date (Call Premium: 31.20%)
Second Call Date (Call Premium: 20.80%)
First Call Date (Call Premium: 10.40%)
10% Buffer
Security Return
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Level of the Index from Pricing Date to Applicable Call Date

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Hypothetical Examples and Returns (Continued)

Hypothetical Returns

If the Securities are automatically called:

Hypothetical Call Date on which Securities are automatically called	Hypothetical payment per Security on related Call Settlement Date	Hypothetical pre-tax total rate of return
1st Call Date	$1,104.00	10.40%
2nd Call Date	$1,208.00	20.80%
3rd Call Date	$1,312.00	31.20%

If the Securities are not automatically called:

Hypothetical Ending Value the of Lowest Performing Underlying on the Final Calculation Day	Hypothetical Performance Factor of the Lowest Performing Underlying on the Final Calculation Day(1)	Hypothetical Maturity Payment Amount per Security	Hypothetical pre-tax total rate of return
99.00	99.00%	$1,000.00	0.00%
90.00	90.00%	$1,000.00	0.00%
85.00	85.00%	$950.00	-5.00%
80.00	80.00%	$900.00	-10.00%
75.00	75.00%	$850.00	-15.00%
50.00	50.00%	$600.00	-40.00%
25.00	25.00%	$350.00	-65.00%
0.00	0.00%	$100.00	-90.00%

(1)The Performance Factor of the Lowest Performing Underlying on the Final Calculation Day is equal to its Ending Value divided by its Starting Value (expressed as a percentage).

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Hypothetical Examples and Returns (Continued)

Hypothetical Examples Of Payment Upon An Automatic Call Or At Maturity

Example 1. The closing value of the Lowest Performing Underlying on the first Call Date is greater than its Starting Value, and the Securities are automatically called on the first Call Date:

	S&P Midcap 400® Index	iShares® Russell 2000® Value ETF
Hypothetical Starting Value:	100.00	$100.00
Hypothetical closing value on first Call Date:	125.00	$130.00
Performance Factor on the first Call Date (closing value on the first Call Date divided by Starting Value):	125.00%	130.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the first Call Date.

In this example, the S&P Midcap 400® Index has the lowest Performance Factor on the first Call Date and is, therefore, the Lowest Performing Underlying on the first Call Date.

Step 2: Determine the payment upon automatic call.

Because the hypothetical closing value of the Lowest Performing Underlying on the first Call Date is greater than its hypothetical Starting Value, the Securities are automatically called on the first Call Date and you will receive on the related Call Settlement Date the principal amount of your Securities plus a Call Premium of 10.40% of the principal amount. Even though the Lowest Performing Underlying on the first Call Date appreciated by 25.00% from its Starting Value to its closing value on the first Call Date in this example, your return is limited to the Call Premium of 10.40% that is applicable to such Call Date.

On the Call Settlement Date, you would receive $1,104.00 per Security.

Example 2. The Securities are not automatically called prior to the last Call Date (the Final Calculation Day). The closing value of the Lowest Performing Underlying on the Final Calculation Day is greater than its Starting Value, and the Securities are automatically called on the Final Calculation Day:

	S&P Midcap 400® Index	iShares® Russell 2000® Value ETF
Hypothetical Starting Value:	100.00	$100.00
Hypothetical closing values on Call Dates prior to the Final Calculation Day:	Various (all below Starting Value)	Various (all below Starting Value)
Hypothetical closing value on Final Calculation Day:	120.00	$107.00
Performance Factor on the Final Calculation Day (Ending Value divided by Starting Value):	120.00%	107.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.

In this example, the iShares® Russell 2000® Value ETF has the lowest Performance Factor on the Final Calculation Day and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.

Step 2: Determine the payment upon automatic call.

Because the hypothetical closing value of the Lowest Performing Underlying on each Call Date prior to the last Call Date (which is the Final Calculation Day) is less than its hypothetical Starting Value, the Securities are not called prior to the Final Calculation Day. Because the hypothetical closing value of the Lowest Performing Underlying on the Final Calculation Day is greater than its hypothetical Starting Value on the Final Calculation Day, the Securities are automatically called and you will receive on the related Call Settlement Date (which is the Maturity Date) the principal amount of your Securities plus a Call Premium of 31.20% of the principal amount.

On the Call Settlement Date (which is the Maturity Date), you would receive $1,312.00 per Security.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Hypothetical Examples and Returns (Continued)

Example 3. The Securities are not automatically called. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Starting Value but greater than its Threshold Value and the Maturity Payment Amount is equal to the principal amount:

	S&P Midcap 400® Index	iShares® Russell 2000® Value ETF
Hypothetical Starting Value:	100.00	$100.00
Hypothetical closing values on Call Dates prior to the Final Calculation Day:	Various (all above Starting Value)	Various (all below Starting Value)
Hypothetical Ending Value:	110.00	$95.00
Hypothetical Threshold Value:	90.00	$90.00
Performance Factor on the Final Calculation Day (Ending Value divided by Starting Value):	110.00%	95.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.

In this example, the iShares® Russell 2000® Value ETF has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.

Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.

Because the hypothetical closing value of the Lowest Performing Underlying on each Call Date (including the Final Calculation Day) is less than its hypothetical Starting Value, the Securities are not automatically called. Because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its hypothetical Starting Value, but not by more than the Buffer Amount, you would receive the principal amount of your Securities at maturity.

On the Maturity Date, you would receive $1,000.00 per Security.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Hypothetical Examples and Returns (Continued)

Example 4. The Securities are not automatically called. The Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its Threshold Value and the Maturity Payment Amount is less than the principal amount:

	S&P Midcap 400® Index	iShares® Russell 2000® Value ETF
Hypothetical Starting Value:	100.00	$100.00
Hypothetical closing values on Call Dates prior to the Final Calculation Day:	Various (all below Starting Value)	Various (all below Starting Value)
Hypothetical Ending Value:	50.00	$122.00
Hypothetical Threshold Value:	90.00	$90.00
Performance Factor on the Final Calculation Day (Ending Value divided by Starting Value):	50.00%	122.00%

Step 1: Determine which Underlying is the Lowest Performing Underlying on the Final Calculation Day.

In this example, the S&P Midcap 400® Index has the lowest Performance Factor and is, therefore, the Lowest Performing Underlying on the Final Calculation Day.

Step 2: Determine the Maturity Payment Amount based on the Ending Value of the Lowest Performing Underlying on the Final Calculation Day.

Because the hypothetical closing value of the Lowest Performing Underlying on each Call Date (including the Final Calculation Day) is less than its hypothetical Starting Value, the Securities are not automatically called. Because the hypothetical Ending Value of the Lowest Performing Underlying on the Final Calculation Day is less than its hypothetical Starting Value by more than the Buffer Amount, you would lose a portion of the principal amount of your Securities and would be paid a Maturity Payment Amount equal to:

= $1,000 × (Performance Factor of the Lowest Performing Underlying on the Final Calculation Day + Buffer Amount)

= $1,000 × (50.00% + 10.00%)

= $600.00

On the Maturity Date, you would receive $600.00 per Security, resulting in a loss of 40.00%.

As this example illustrates, if any Underlying depreciates below its Threshold Value on the Final Calculation Day, you will incur a loss on the Securities at maturity, even if the other Underlyings have appreciated or have not declined below their respective Threshold Values.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each of S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the MID, and BlackRock Fund Advisors (“BFA”), the investment advisor to the IWN. We refer to SPDJI as the “Underlying Sponsor” and BFA as the “Investment Advisor”. The Investment Advisor and the Underlying Sponsor, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Investment Advisor or Underlying Sponsor discontinuing publication of the applicable Underlying are discussed in “General Terms of the Securities — Discontinuance of an Index” and "—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation" in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor fund or successor index. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.

The S&P Midcap 400® Index

The MID is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies. The MID tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging from $7.4 billion to $20.5 billion. The calculation of the level of the MID is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991.

The MID includes companies from eleven main groups: Information Technology; Industrials; Financials; Consumer Discretionary; Health Care; Real Estate; Materials; Utilities; Consumer Staples; Communication Services; and Energy. The MID sponsor, S&P Dow Jones Indices LLC (“SPDJI”), may from time to time, in its sole discretion, add companies to, or delete companies from, the MID to achieve the objectives stated above.

SPDJI calculates the MID by reference to the prices of the constituent stocks of the MID without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the MID constituent stocks and received the dividends paid on those stocks.

Computation of the MID

While SPDJI currently employs the following methodology to calculate the MID, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect the Redemption Amount.

Historically, the market value of any component stock of the MID was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the MID halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the MID to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the MID did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the MID.

Under float adjustment, the share counts used in calculating the MID reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the MID. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5%

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the MID. Constituents of the MID prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the MID. If a constituent company of the MID reorganizes into a multiple share class line structure, that company will remain in the MID at the discretion of the S&P Index Committee in order to minimize turnover.

The MID is calculated using a base-weighted aggregate methodology. The level of the MID reflects the total market value of all 400 component stocks relative to the base date of June 28, 1991. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks on the base date has been set to an indexed level of 100. This is often indicated by the notation June 28, 1991 = 100. In practice, the daily calculation of the MID is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the MID divisor is an arbitrary number. However, in the context of the calculation of the MID, it serves as a link to the original base period level of the MID. The MID divisor keeps the MID comparable over time and is the manipulation point for all adjustments to the MID, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the MID, and do not require index divisor adjustments.

To prevent the level of the MID from changing due to corporate actions, corporate actions which affect the total market value of the MID require an index divisor adjustment. By adjusting the MID divisor for the change in market value, the level of the MID remains constant and does not reflect the corporate actions of individual companies in the MID. Index divisor adjustments are made after the close of trading and after the calculation of the MID closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

Historical Information

The following graph sets forth the daily historical performance of the MID in the period from January 2, 2021 through February 17, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the MID’s hypothetical Threshold Value of 3,210.903, which is 90% of the MID’s hypothetical Starting Value of 3,567.67, which was its closing level on February 17, 2026. The actual Starting Value and Threshold Value will be determined on the Pricing Date.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

This historical data on the MID is not necessarily indicative of the future performance of the MID or what the value of the Securities may be. Any historical upward or downward trend in the level of the MID during any period set forth above is not an indication that the level of the MID is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the levels of the MID.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the Notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, SPDJI and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, SPDJI and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

The iShares® Russell 2000® Value ETF

iShares® Russell 2000® Value ETF is an exchange-traded fund incorporated in the USA. The ETF tracks the performance of the Russell 2000® Value Index and holds small cap US equities focused on low price to book ratios and lower forecasted growth. Its investments are primarily focused in the consumer discretionary, financial and industrial sectors. The ETF uses a representative sampling approach.

The shares of the iShares® Russell 2000® Value ETF are issued by iShares® Trust, a registered investment company.

●The IWN is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Value Index.

●The IWN’s shares trade on the NYSE Arca under the ticker symbol “IWN”.

●The iShares® Trust’s SEC CIK Number is 0001100663.

●IWN’s inception date was July 24, 2000.

●The IWN’s shares are issued or redeemed only in creation units of 50,000 shares or multiples thereof.

We obtained the following fee information from the iShares® website without independent verification. The investment advisor is entitled to receive a management fee from the IWN based on the IWN’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the IWN and a set of other specified iShares® funds (together, the “funds”) as follows: 0.2500% per annum of the aggregate net assets less than or equal to $46 billion, plus 0.2375% per annum of the aggregate net assets in excess of $46 billion, up to and including $81 billion, plus 0.225625% per annum of the aggregate net assets in excess of $81 billion, up to and including $111 billion, plus 0.214343% per annum of the aggregate net assets in excess of $111 billion, up to and including $141 billion, plus 0.203626% per annum of the aggregate net assets in excess of $141 billion, up to and including $171 billion, plus 0.193445% per annum of the aggregate net assets in excess of $171 billion. As of March 31, 2025, the aggregate expense ratio of the IWN was 0.24% per annum.

The investment advisory agreement between iShares® Trust and BFA provides that BFA will pay all operating expenses of the IWN, except the management fees, interest expenses, taxes, expenses incurred with respect to the acquisition and disposition of portfolio securities and the execution of portfolio transactions, including brokerage commissions, distribution fees or expenses, litigation expenses and any extraordinary expenses.

For additional information regarding iShares® Trust or BFA, please consult the reports and other information iShares® Trust files with the SEC. In addition, information regarding the IWN (including the top ten holdings and weights and sector weights), may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at us.ishares.com/product_info/fund/overview/IWN.htm. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective

The IWN seeks to track the investment results, before fees and expenses, of the Russell 2000® Value Index, which measures the performance of the small-capitalization value sector of the U.S. equity market, as defined by FTSE Russell, the sponsor of the Russell 2000® Value Index. The IWN’s investment objective and the Russell 2000® Value Index may be changed without shareholder approval. Notwithstanding the IWN’s investment objective, the return on your Notes will not reflect any dividends paid on the IWN shares, on the securities purchased by the IWN or on the securities that comprise the Russell 2000® Value Index.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the IWN. This strategy involves investing in a representative sample of securities that collectively has an investment profile similar to that of the Russell 2000® Value Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Russell 2000® Value Index.

The IWN generally invests at least 80% of its assets in the component securities of the Russell 2000® Value Index and in investments that have economic characteristics that are substantially identical to the component securities of the Russell 2000® Value Index (i.e., depositary receipts representing securities of the Russell 2000® Value Index) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the Russell 2000® Value Index, but which BFA believes will help the IWN track the Russell 2000® Value Index. Also, the IWN may lend securities representing up to one-third of the value of the IWN’s total assets (including the value of the collateral received).

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Tracking Error

The performance of the IWN and the Russell 2000® Value Index may vary due to a variety of factors, including differences between the securities and other instruments held in the IWN’s portfolio and those included in the Russell 2000® Value Index, pricing differences, transaction costs incurred by the IWN, the IWN’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, the requirements to maintain pass-through tax treatment, portfolio transactions carried out to minimize the distribution of capital gains to shareholders, acceptance of custom baskets, changes to the Russell 2000® Value Index or the costs of complying with various new or existing regulatory requirements. Tracking error also may result because the IWN incurs fees and expenses, while the Russell 2000® Value Index does not. The IWN’s use of a representative sampling indexing strategy can be expected to produce a larger tracking error than would result if the IWN used a replication indexing strategy in which an exchange traded fund invests in substantially all of the securities in its index in approximately the same proportions as in the Russell 2000® Value Index.

Industry Concentration Policy

The IWN will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Russell 2000® Value Index is concentrated.

The Russell 2000® Value Index

The Russell 2000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth. The Russell 2000® Index tracks 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges (the “Russell 2000 Stocks”). The Russell 2000® Value Index is reported by Bloomberg L.P. under the ticker symbol “RUJ.”

FTSE Russell’s Value and Growth Style Methodology

FTSE Russell uses a “non-linear probability” method to assign stocks to the Russell 2000® Value Index and the Russell 2000® Growth Index (the “Growth Index”), an index that measures the capitalization-weighted price performance of the Russell 2000 Stocks determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted and historical growth. FTSE Russell uses three variables in the determination of value and growth. For value, book-to-price (B/P) ratio is used, while for growth, two variables—I/B/E/S forecast medium-term growth (2-year) and sales per share historical growth (5-year)—are used. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year).

First, the Russell 2000 Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are then converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. Next, these units are combined to produce a composite value score (“CVS”).

The Russell 2000 Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the Growth Index and the Russell 2000® Value Index. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Russell 2000® Value Index will have an 80% weight in the Growth Index). Style index assignment for non-pricing vehicle share classes will be based on that of the pricing vehicle and assigned consistently across all additional share classes.

Stock A, in the figure below, is a security with 20% of its available shares assigned to the Russell 2000® Value Index and the remaining 80% assigned to the Growth Index. The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the Growth Index and the Russell 2000® Value Index will always equal its market capitalization in the Russell 2000® Index.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Growth Index and the Russell 2000® Value Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Russell 2000® Value Index. Stocks falling between the first and third quartile breaks are included in both the Growth Index and the Russell 2000® Value Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 72% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Russell 2000® Value Index or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one style index, its weight is increased to 100% in that index.

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the Russell 2000® Index, then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth (negative I/B/E/S growth is valid), or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the Industry Classification Benchmark (“ICB”) industry, subsector or sector group of the Russell 2000® Index into which the company falls. Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

An important criterion used to determine the list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. Based on closing prices of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Information

The following graph sets forth the daily historical performance of the IWN in the period from January 2, 2021 through February 17, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the IWN’s hypothetical Threshold Value of $179.694, which is 90% of the IWN’s hypothetical Starting Value of $199.66, which was its closing price on February 17, 2026. The actual Starting Value and Threshold Value will be determined on the Pricing Date.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

This historical data on the IWN is not necessarily indicative of the future performance of the IWN or what the value of the Securities may be. Any historical upward or downward trend in the price of the IWN during any period set forth above is not an indication that the price of the IWN is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the prices of the IWN.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Maturity Payment Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlyings. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, typically results in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.

The initial estimated value range of the Securities is set forth on the cover page of this preliminary pricing supplement.  The final pricing supplement will set forth the initial estimated value of the Securities as of the Pricing Date.

In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Selected Risk Considerations” beginning on page PS-8 above and “Use of Proceeds” on page PS-15 of the accompanying prospectus.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P Midcap 400® Index and the iShares® Russell 2000® Value ETF due March 1, 2029

U.S. Federal Income Tax Summary

You should consider the U.S. federal income and estate tax consequences of an investment in the Securities, including the following:

•There is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities.

•You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Securities for all tax purposes as single financial contracts with respect to the Underlyings. In the opinion of Sidley Austin LLP, our tax counsel, the U.S. federal income tax characterization and treatment of the Securities described herein is a reasonable interpretation of current law.

•Under this characterization and tax treatment of the Securities, a U.S. Holder (as defined beginning on page 76 the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the Securities. This capital gain or loss generally will be long-term capital gain or loss if you held the Securities for more than one year.

•No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

•Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to Securities that are issued as of the date of this pricing supplement unless such Securities are “delta-one” instruments. Based on our determination that the Securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities.

•Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.